Exhibit 10.4

SUBORDINATION AGREEMENT

THIS SUBORDINATION AGREEMENT (“Agreement”), dated as of April 21, 2006, is made by CLAYTON WILLIAMS ENERGY, INC., a Delaware corporation (“CWEI”), and LARIAT SERVICES, INC., a Texas corporation (“Lariat”; CWEI and Lariat are each a “Covered Creditor” and collectively, the “Covered Creditors”) for the benefit of (1) MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services Inc., a Delaware corporation, as administrative agent (“Administrative Agent”) for the Lenders (as such term is defined in the below-mentioned Loan Agreement), and (2) the Lenders.

WHEREAS, Larclay, L.P., a Texas limited partnership (“Borrower”), is now or may hereafter be indebted to the Lenders;

WHEREAS, Covered Creditors have made or may in the future make loans to Borrower;

WHEREAS, as a condition to entering into the Loan Agreement, Administrative Agent and the Lenders have required that Covered Creditors subordinate payment of any Covered Claims (defined below) to the payment of the Obligations (as such term is defined in the Loan Agreement);

WHEREAS, assisting Borrower in obtaining credit accommodations from the Lenders and subordinating its interests pursuant to the terms of this Agreement are in the best interests of each of the Covered Creditors;

Accordingly, for $10 and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the Covered Creditors agree as follows, intending to be legally bound:

1.                                      Definitions

1.1                                 Defined Terms. Unless otherwise defined herein, capitalized terms used herein have the meaning given such terms in the Loan Agreement (as defined below). In addition, the following terms have the meanings specified below:

“Administrative Agent” has the meaning assigned to it in the introductory paragraph hereof.

“Borrower” has the meaning assigned to it in the introductory paragraph hereof.

“Covered Claims” means all obligations of Borrower in respect of loans made by any Covered Creditor to Borrower, or borrowed money owing by Borrower to any Covered Creditor, whether such obligations now exist or are hereafter incurred or arise, or whether the obligation of Borrower thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such obligations be evidenced by a note, written instrument or agreement or otherwise, and irrespective of the Person or Persons in whose favor such debts or obligations may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired. Notwithstanding the foregoing, and for avoidance of doubt, “Covered Claims” shall exclude any (a) loan or advance made by any Covered Creditor to Borrower prior to the date hereof, provided that all such loans are repaid at the time of the first advance on the Loan, and (b) ordinary course of business accounts payable and accrued expenses of the type excluded from Indebtedness (as such term is used in the Loan Agreement).

“Covered Creditor” and “Covered Creditors” have the meanings assigned to them in the introductory paragraph hereof.

“Fixed Charge Coverage Ratio” means the ratio of (a) net income plus interest (including payments in the nature of interest under capital leases and payment in kind interest), plus income taxes, plus depreciation, plus amortization, plus operating lease expense, minus extraordinary income, in each case as determined on a trailing 12 month basis from the Measurement Date, to (b) the sum of (i) the aggregate principal to be paid or accrued, the aggregate rental under capital leases to be paid or accrued and rental and other obligations under leases to be paid or accrued, each as calculated on a forward twelve-month basis in accordance with obligations from the Measurement Date, and (ii) the aggregate interest paid or accrued, the aggregate operating lease expense paid or accrued, any dividends and other distributions paid or accrued to equity holders (whether permitted in the Loan Agreement or not) and income taxes paid in cash, in each case determined on a trailing 12 month basis from the Measurement Date. For the fiscal quarters ending as of June 30, 2006, September 30, 2006, December 31, 2006, and March 31, 2007, the Fixed Charge Coverage Ratio shall be annualized with respect to a trailing 12-month period by using the factor set forth below for the corresponding Measurement Date:

Calculation Date	Period	Annualized Factor
As of June 30, 2006	From May 1, 2006 through and including June 30, 2006	6
As of September 30, 2006	From May 1, 2006 through and including September 30, 2006	2.4
As of December 31, 2006	From May 1, 2006 through and including December 31, 2006	1.5
As of March 31, 2007	From May 1, 2006 through and including March 31, 2007	1.0909

Items (a) and (b) shall be prepared on a consolidated basis from Borrower’s regular financial statements as of the Measurement Date and shall be prepared in accordance with GAAP except footnotes and regular year-end adjustments.

“Loan Agreement” means the Term Loan and Security Agreement dated as of April 21, 2006, among Borrower, Administrative Agent, and the Lenders from time to time party thereto, as the same may from time to time be amended, modified, supplemented or restated.

“Measurement Date” means the last day of each fiscal quarter-end during the term of the Loan Agreement.

“Payment Test” means the following:

(a)                                  no Default has occurred and is continuing; and

(b)                                 Borrower’s Fixed Charge Coverage Ratio is at least 1.25 to 1.00.

2.                                      Subordination of Covered Claims

2.1                                 Subordination of All Covered Claims. The Covered Claims are hereby expressly subordinated to the extent and to the manner set forth in this Agreement. The Covered Claims shall continue to be subordinated to the Obligations even if the Obligations are subordinated, avoided or disallowed under the United States Bankruptcy Code or other Applicable Law.

2.2                                 Payments. Until all of the Obligations have been paid in full and the Administrative Agent has released its Lien in the Collateral, the Covered Creditors shall not demand, receive, collect or accept any amount from Borrower in respect of the Covered Claims, or exercise any right of or permit any setoff in respect of the Covered Claims, except that the Covered Creditor may demand, accept, receive and collect amounts owing on the Covered Claims so long as, and only if, both before and after such demand, acceptance, receipt and collection, the Payment Test has been satisfied. Notwithstanding the foregoing, and for avoidance of doubt, “Covered Claims” shall exclude any (a) loan or advance made by any Covered Creditor to Borrower prior to the date hereof, provided that all such loans are repaid at the time of the first advance on the Loan, and (b) ordinary course of business accounts payable and accrued expenses of the type excluded from Indebtedness (as such term is used in the Loan Agreement).

2.3                                 Claims in Bankruptcy. In the event of a Bankruptcy Event involving Borrower, Administrative Agent, on behalf of the Covered Creditors, shall have the right to prove their claim in any proceeding so as to establish their rights hereunder and receive directly from the receiver, trustee or other court custodian, payments which would otherwise be payable upon Covered Claims. Each Covered Creditor hereby assigns such payments to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, for application against the Obligations as provided in the Loan Agreement. Should the Administrative Agent or any Lender receive, for application upon the Obligations, any such payment which is otherwise payable to any Covered Creditor, and which, as between Borrower and such Covered Creditor, shall constitute a credit upon the Covered Claims, then upon payment in full of the Obligations and the termination of all of the commitments under the Loan Agreement, the intended recipient shall become subrogated to the rights of the Administrative Agent and the Lenders to the extent that such payments to the Administrative Agent and the Lenders on the Covered Claims have contributed toward the liquidation of the Obligations, and such subrogation shall be with respect to that proportion of the Obligations which would have been unpaid if the Administrative Agent and the Lenders had not received payments upon the Covered Claims.

2.4                                 Payments Held in Trust. In the event that notwithstanding the provisions of Sections 2.1, 2.2 and 2.3, any Covered Creditor receives any payments that are prohibited by such Sections, then it agrees:  (a) to hold in trust for the Administrative Agent and the Lenders an amount equal to the amount of all payments so received, (b) that it shall have absolutely no dominion over the amount of such payments except to pay them promptly to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, and (c) that it will take such other and further actions (including endorsement of checks) and execute and deliver such other documents as Administrative Agent may reasonably request in order to turn over such amounts received to the Administrative Agent.

2.5                                 No Liens; Etc. Each of Borrower and each Covered Creditor agrees that, until the Obligations are paid in full and the termination of all of the commitments under the Loan Agreement, Borrower will not grant, and the Covered Creditors will not accept, any Liens securing payment of the Covered Claims, but to the extent there is a breach of the foregoing covenant, each of Borrower and each Covered Creditor agrees until the Obligations are paid in full and the termination of all of the commitments under the Loan Agreement any Liens securing payment of the Covered Claims shall be and remain inferior and subordinate to any Liens securing payment of the Obligations, regardless of whether such encumbrances in favor of such Covered Creditor, the Administrative Agent or any Lender presently exist or are hereafter created or attach and irrespective of the relative priority thereof or whether the Liens securing the Obligations are perfected. Without the prior written consent of the Administrative Agent, no Covered Creditor, during the period in which any of the Obligations are outstanding or the commitments under the Loan Agreement are in effect, shall (a) exercise or enforce any creditor’s right it may have against any debtor in respect of the Covered Claims, or (b) foreclose, repossess, sequester or otherwise take steps or institute any action or proceeding (judicial or otherwise, including without limitation the commencement of or joinder in any liquidation, bankruptcy, rearrangement, debtor’s relief or insolvency proceeding) to enforce any Lien held by it; provided that such Covered Creditor may take action, subject to the provisions of this Agreement, to preserve its rights, remedies, and claims in respect of the Covered Claims at law or equity (including in any bankruptcy or similar proceeding).

3.                                      Miscellaneous

3.1                                 Conflict in Agreements. If the subordination provisions of any instrument evidencing Covered Claims conflict with the terms of this Agreement, the terms of this Agreement shall govern the relationship between the Administrative Agent and the Covered Creditors.

3.2                                 No Waiver. No waiver shall be deemed to be made by Administrative Agent or the Lenders of any of their rights hereunder unless the same shall be in writing signed on behalf of them, and each such waiver, if any, shall be a waiver only with respect to the specific matter or matters to which the waiver relates and shall in no way impair the rights of the Administrative Agent or the Lenders or the obligations of the Covered Creditors in any other respect at any time.

3.3                                 Binding Effect; Acceptance. This Agreement shall be binding upon the Covered Creditors and each Covered Creditor’s successors and assigns and shall inure to the benefit of Administrative Agent and the Lenders and their participants, successors and assigns irrespective of whether this or any similar agreement is executed by any other creditor of Borrower. Notice of acceptance by Administrative Agent and the Lenders of this Agreement and of reliance by Administrative Agent and the Lenders upon this Agreement is hereby waived by the Covered Creditors.

3.4                                 Miscellaneous. The paragraph headings herein are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

3.5                                 Governing Law; Consent to Jurisdiction and Venue; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the substantive laws (other than conflict laws) of the State of Illinois. Each party consents to the personal jurisdiction of the state and federal courts located in the State of Illinois in connection with any controversy related to this Agreement, waives any argument that venue in any such forum is not convenient, and agrees that any litigation initiated by any of them in connection with this Agreement may be venued in either the state or federal courts located in Cook County, Illinois. THE PARTIES WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED ON OR PERTAINING TO THIS AGREEMENT.

IN WITNESS WHEREOF, the Covered Creditors have executed this Agreement as of the date and year first above-written.

CLAYTON WILLIAMS ENERGY, INC.

By:	/s/ Mel G. Riggs
Mel G. Riggs
Senior Vice President
and Chief Financial Officer

LARIAT SERVICES, INC.

By:	/s/ Matthew McCann
Name:	Matthew McCann
Title:	Vice President, Legal and General Counsel

Acknowledgment by Borrower

The undersigned, being the Borrower referred to in the foregoing Agreement, hereby (i) acknowledges receipt of a copy thereof, (ii) agrees to all of the terms and provisions thereof, (iii) agrees to and with the Administrative Agent and the Lenders that it shall make no payment on the Covered Claims that the Covered Creditors would not be entitled to receive under the provisions of the Agreement, (iv) agrees that any such prohibited payment will constitute a Default under the Obligations, and (v) agrees to mark its books conspicuously to evidence the subordination of the Covered Claims effected hereby.

LARCLAY, L.P.,

By: Larclay GP, LLC, its general partner,
a Texas limited liability company

By:	/s/ Michael L. Pollard
Michael L. Pollard
Manager

Signature Page to Subordination Agreement